SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2007

Headliners Entertainment Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-33145	84-1195628
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

501 Bloomfield Avenue
Montclair, NJ 07042
(Address of principle executive offices)

(973) 233-1233
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 20, 2007, Headliners Entertainment Group, Inc. (the "Company") entered into an Agreement with Cornell Capital Partners L.P. ("Cornell") providing for the sale by the Company to Cornell of its 12% secured convertible debenture in the principal amount of $35,000 (the “Debenture"). The Debenture matures on the third anniversary of the date of issuance (the "Maturity Date") and the Company is not required to make any payments until the Maturity Date. Holder of the Debenture may convert at any time amounts outstanding under the Debenture into shares of Common Stock of the Company (the "Common Stock") at a conversion price which shall be equal to the lesser of (a) $0.0013, or (b) an amount equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the date of conversion.

The Company has the right to redeem a portion or all amounts outstanding under the Debenture prior to the Maturity Date at a 20% redemption premium provided that the Company’s Common Stock is less than $0.0013.

The Debenture is secured by the Amended and Restated Security Agreement between the Company and Cornell and the Restated Pleased and Escrow Agreement between the Company and Cornell, each dated November 18, 2005.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired.
Not applicable

(b)	Pro forma financial information
Not applicable

(c)	Exhibits.
Exhibit
Number	Description

10.1	Agreement dated February 20, 2007 between Cornell Capital Partners, L.P. and Headliners Entertainment Group, Inc.
10.2	Secured Convertible Debenture

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Headliners Entertainment Group, Inc.

By:	/s/ Frank Orlando
Frank Orlando
Chief Restructuring Company and
Chief Financial Officer

Date: February 26, 2007